Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated July 18, 2006, accompanying the consolidated financial statements of NY Credit Real Estate Fund I, L.P. as of December 31, 2005 and for the period from March 16, 2005 (date of inception) to December 31, 2005 included in the Registration Statement and Prospectus on Form S-11 of NY Credit Trust. We consent to the use of the aforementioned report in this Registration Statement and Prospectus of NY Credit Trust on Form S-11, and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
New York, NY
November 10, 2006